Exhibit 23.2

Consent of Independent Auditor

To the Board of Directors of

Xtant Medical Holdings, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statements on Form S-1 (No. 333-203492) of Xtant Medical Holdings, Inc. of our report dated February 19, 2015, relating to our audit of the consolidated financial statements of X-spine Systems, Inc. as of and for the year ended December 31, 2014, which is included in the Current Report on Form 8-K filed by Xtant Medical Holdings, Inc. on July 28, 2015. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

Dayton, Ohio

April 29, 2016